Exhibit 10.15

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Second Restated Loan and Security Agreement (this “Amendment”) is entered into this 27 day of June, 2007, by and between Silicon Valley Bank (“Bank”) and QUICKLOGIC CORPORATION, a Delaware corporation (“Borrower”) whose address is 1277 Orleans Drive, Sunnyvale, California 94089-1138

RECITALS

A.            Borrower and Bank have previously entered into that certain Second Amended and Restated Loan and Security Agreement dated as of June 30, 2006 (as the same may from time to time be further amended, modified, supplemented or restated, collectively, the “Loan Agreement”).

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that Bank amend the Loan Agreement to (i) add a second equipment loan facility and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.            Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1          Section 2.1.8 (Second Equipment Advances).  The following new Section 2.1.8 captioned “Second Equipment Advances” is hereby added to the Loan Agreement immediately after Section 2.1.7.:

2.1.8       Second Equipment Advances

(i)            Availability.  Subject to the terms and conditions of this Agreement, by the Second Equipment Availability End Date, Bank shall make advances (each, a “Second Equipment Advance” and, collectively, “Second Equipment Advances”) not exceeding the Second Equipment Line.  Second Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Equipment Advance, and no Second Equipment Advance may exceed 100% of the total invoice for Eligible Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment.  Unless otherwise agreed to by Bank, not more than 75% of any Second Equipment Advance may be used to finance Eligible Equipment comprised of software licenses, mask sets, foreign domiciled equipment, leasehold improvements, sales tax, shipping, warranty charges, freight, and installation expenses (“Soft Costs”).  Each Second Equipment Advance must be for a minimum of $50,000 and only one Second Equipment Advance per month shall be available.

(ii)           Borrowing Procedure.  Subject to the prior satisfaction of all other applicable conditions to the making of a Second Equipment Advance set forth in this Agreement, to obtain a Second Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the proposed funding date.  The notice shall be in the form of Exhibit B, must be signed by a Responsible Officer or designee, and shall include a copy of the invoice for the Equipment being financed.

(iii)          Repayment.  Each Second Equipment Advance shall immediately amortize and be payable in 36 equal payments of principal and interest beginning on the first day of the month following such Second Equipment Advance and continuing on the same day of each month thereafter.  On the applicable Second Equipment Line Maturity Date all outstanding principal, and all accrued unpaid interest shall be due and payable.

(iv)          Prepayment.  Borrower may prepay any or all amounts owing under any Second Equipment Advance without penalty or premium; provided however, that notwithstanding the foregoing, all prepayments for any Fixed Rate Advances after June 28, 2007 are subject to a prepayment fee of 1% of the aggregate amount of principal outstanding on any such Second Equipment Advance.

(v)           Prepayment Upon an Event of Loss.  Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment.  If, during the term of this Agreement, any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an “Event of Loss”), then, if no Event of Default has occurred or is continuing, within ten (10) days following such Event of Loss, at Borrower’s option, Borrower shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus all outstanding principal owing with respect to the Financed Equipment subject to the Event of Loss; or (ii) repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment.

2.2          Section 2.3  (Interest Rate; Payments).  Section 2.3(a)(ii) is amended in its entirety and replaced with the following:

(ii)           Equipment Advances and Second Equipment Advances shall accrue interest on the outstanding principal balance at (y) a per annum rate of 100 basis points (1.00%) above the Prime Rate or (z) a fixed rate equal to 400 basis points (4%) above the Treasury Rate.  After an Event of Default, Obligations accrue interest at 5% above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

2.3          Section 2.3 (Interest Rate; Payments).  Section 2.3(b) is amended in its entirety and replaced with the following:

(b)           Payments.  Interest due on the Committed Non-Formula Revolving Line is payable on the first day of each month.  Interest due on the Equipment Advances and Second Equipment Advances is payable on the first day of each month.  Bank may debit any of Borrower’s deposit accounts for principal and interest payments owing under this Agreement or any amounts Borrower owes Bank.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue, however solely making such payment on the next Business Day shall not result in an Event of Default.

2.4          Section 2.4  (Second Equipment Line Fee).  The following term is hereby added to Section 2.4:

(d)           Second Equipment Line Fee.  On or before the Second Equipment Line Closing Date, an equipment line fee (the “Second Equipment Line Fee”) equal to $6,250 due, payable and fully earned on the Second Equipment Line Closing Date; provided that the Second Equipment Line Fee shall be waived if 50% of the Committed Equipment Line is drawn on the Second Equipment Line Closing Date.

2.5          Section 6.8 (Financial Covenants).  Section 6.8(i) is amended in its entirety and replaced with the following:

(i)            Tangible Net Worth.  A Tangible Net Worth of at least $28,000,000.

2.6          Section 9.1(a) (Rights and Remedies).  Section 9.1(a) is amended in its entirety and replaced with the following:

9.1(a)      Declare all Obligations, including Obligations resulting from any Equipment Advance or Second Equipment Advance, immediately due and payable (but if an event of Default described in Section 8.5 occurs, all Obligations, including Obligations resulting from any Equipment Advance or Second Equipment Advance, are immediately due and payable without any action by Bank).

2.7          Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Credit Extension” is each Non-Formula Advance, Equipment Advance, Second Equipment Advance, Letter of Credit, Exchange Contract, or any other extension of credit by Bank for Borrower’s benefit.

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest, the purchase of which is financed by an Equipment Advance or a Second Equipment Advance.

“Fixed Rate Advance” is any Equipment Advance or Second Equipment Advance subject to interest under the fixed Treasury Rate.

2.8          Section 13 (Definitions).  The following defined terms are hereby added to Section 13.1 in the appropriate alphabetical order:

“Second Equipment Availability End Date” is the period of time from the Second Equipment Line Closing Date through June 28, 2008.

“Second Equipment Advance” is defined in Section 2.1.8.

“Second Equipment Line Closing Date” is date first written above in this Amendment.

“Second Equipment Line” is a Second Equipment Advance or Second Equipment Advances in an aggregate amount of up to $2,500,000 outstanding at any time.

“Second Equipment Line Maturity Date” is, for each Second Equipment Advance, the earlier of:  (i) a date 36 months after such Second Equipment Advance, or (ii) July 1, 2011.

2.9          Exhibit C (Compliance Certificate).  The Compliance Certificate following attached as Exhibit C to the Loan Agreement is hereby amended in its entirety and replaced with the form of Exhibit C attached to this Amendment.

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Bank on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.             Effectiveness.  This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		QUICKLOGIC CORPORATION

BY:	/s/ Rick Freeman	BY:	/s/ Carl M. Mills
NAME:	Rick Freeman	NAME:	Carl M. Mills
TITLE:	Relationship Manager	TITLE:	VP Finance and CFO